EXHIBIT 10.10

                                  $160,000,000

                                CREDIT AGREEMENT

                                   dated as of

                                December 23, 1996

                                      among

                                OLIN CORPORATION,
                            PRIMEX TECHNOLOGIES, INC.

                            The Banks Parties Hereto

                                       and


                   Morgan Guaranty Trust Company of New York,
                                    as Agent

                                TABLE OF CONTENTS
                                                             Page

                                 ARTICLE 1
                               DEFINITIONS                      1

     SECTION 1.1     Definitions                                1
     SECTION 1.2     Accounting Terms and Determinations       18
     SECTION 1.3     Computation of Time Periods               18
     SECTION 1.4     Types of Borrowings                       18

                           ARTICLE 2
                          THE CREDITS                          19


     SECTION 2.1     Commitments to Lend                       19
     SECTION 2.2     Notice of Committed Borrowing             19
     SECTION 2.3     Money Market Borrowings                   20
     SECTION 2.4     Notice to Banks; Funding of Loans         23
     SECTION 2.5     Notes                                     24
     SECTION 2.6     Maturity of Loans                         25
     SECTION 2.7     Interest Rates                            25
     SECTION 2.8     Fees                                      28
     SECTION 2.9.    Reduction and Extension of the
                     Commitments/Substitution of Banks         28
     SECTION 2.10    Method of Electing Interest Rates         29
     SECTION 2.11    Scheduled Termination of Commitments      31
     SECTION 2.12    Optional Prepayments                      31
     SECTION 2.13    General Provisions as to Payments         32
     SECTION 2.14    Funding Losses                            32
     SECTION 2.15    Computation of Interest and Fees          33
     SECTION 2.16    Regulation D Compensation                 33

                           ARTICLE 3
                       LETTERS OF CREDIT                       33

     SECTION 3.1     L/C Commitment                            33
     SECTION 3.2     Procedure for Issuance of Letter of
                      Credit                                   34
     SECTION 3.3     Fees, Commissions and Other Charges       34
     SECTION 3.4     L/C Participations                        35
     SECTION 3.5     Reimbursement Obligation of the
                      Borrower                                 36
     SECTION 3.6     Obligations Absolute                      36
     SECTION 3.7     Letter of Credit Payments                 37
     SECTION 3.8     Applications                              37

                           ARTICLE 4
               CONDITIONS OF EXTENSIONS OF CREDIT              37

     SECTION 4.1     Condition Precedent to Initial
                      Extension of Credit                      37
     SECTION 4.2     Conditions Precedent to Each
                      Extension of Credit.                     39

                           ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES                39

     SECTION 5.1     Representations and Warranties of the
                      Borrower                                 39
     SECTION 5.2     Representations and Warranties of Olin    43
     SECTION 5.3     Representations on Spinoff Date           43

                           ARTICLE 6
                   COVENANTS OF THE BORROWER                   43

     SECTION 6.1     Affirmative Covenants                     43
     SECTION 6.2     Negative Covenants                        47
     SECTION 6.3     Olin Affirmative and Negative Covenants   51

                           ARTICLE 7
                       EVENTS OF DEFAULT                       52

     SECTION 7.1     Events of Default                         52

                           ARTICLE 8
                           THE AGENT                           54

     SECTION 8.1     Appointment and Authorization             54
     SECTION 8.2     Agent and Affiliates                      54
     SECTION 8.3     Action by Agent                           54
     SECTION 8.4     Consultation with Experts                 55
     SECTION 8.5     Liability of Agent                        55
     SECTION 8.6     Indemnification                           55
     SECTION 8.7     Credit Decision                           55
     SECTION 8.8     Successor Agent                           56
     SECTION 8.9     Agent's Fee                               56

                           ARTICLE 9
                    CHANGE IN CIRCUMSTANCES                    56

     SECTION 9.1     Basis for Determining Interest Rate
                      Inadequate or Unfair                     56
     SECTION 9.2     Illegality                                57
     SECTION 9.3     Increased Cost and Reduced Return         57
     SECTION 9.4     Taxes                                     59
     SECTION 9.5     Base Rate Loans Substituted for
                      Affected Fixed Rate Loans                61

                           ARTICLE 10
                         MISCELLANEOUS                         61

     SECTION 10.1     Notices                                  61
     SECTION 10.2     No Waivers                               62
     SECTION 10.3     Expenses; Indemnification                62
     SECTION 10.4     Sharing of Set-Offs                      62
     SECTION 10.5     Amendments and Waivers                   63
     SECTION 10.6     Successors and Assigns                   63
     SECTION 10.7     Information                              65
     SECTION 10.8     Assignment to Primex; Release            65
     SECTION 10.9     Collateral                               66
     SECTION 10.10     Governing Law; Submission to
                      Jurisdiction                             66
     SECTION 10.11     Counterparts; Integration;
                      Effectiveness                            66
     SECTION 10.12     WAIVER OF JURY TRIAL                    66


EXHIBIT A     -     Note
EXHIBIT B     -     Money Market Quote Request
EXHIBIT C     -     Invitation for Money Market Quotes
EXHIBIT D     -     Money Market Quote
EXHIBIT E     -     Opinion of Counsel for the Borrower
EXHIBIT F     -     Assignment and Assumption Agreement
EXHIBIT G     -     Incorporated Provisions of Olin Credit Agreement

SCHEDULES

PRICING SCHEDULE

Schedule 6.2(a)     -     Existing Liens

[THE EXHIBITS TO THIS CREDIT AGREEMENT HAVE BEEN OMITTED PURSUANT TO
ITEM 601(B)(2) OF REGULATION S-K. THE REGISTRANT HEREBY AGREES TO FURNISH SUPPLEMENTALLY A COPY OF ANY OMITTED SCHEDULE OR EXHIBIT TO THE COMMISSION UPON REQUEST.]



                                CREDIT AGREEMENT


          CREDIT AGREEMENT, dated as of December 23, 1996, among OLIN CORPORATION, a Virginia corporation ("Olin"), PRIMEX TECHNOLOGIES, INC., a Virginia corporation ("Primex"), the Banks from time to time parties hereto and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent.


                              W I T N E S S E T H:


          WHEREAS, on the date hereof Primex is a Wholly Owned Subsidiary of Olin;

          WHEREAS, pursuant to the Spinoff (as hereinafter defined) Olin will distribute the shares of common stock of Primex to the shareholders of Olin, as a result of which Primex will become a separate, publicly-held corporation;

          WHEREAS, on December 27, 1996, Olin, as the Borrower, will borrow Loans hereunder; and

          WHEREAS, prior to the Spinoff, (i) Primex will become the Borrower hereunder, (ii) Olin will assign to Primex, and Primex will assume, all rights and obligations of Olin hereunder and under the Notes and (iii) Olin will be released from its obligations hereunder and under the Notes;

          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

     SECTION 1.1 Definitions. The following terms, as used herein, have the following meanings:

          "Absolute Rate Auction" means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.3.

          "Adjusted CD Rate" has the meaning set forth in Section 2.7(b).

          "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

          "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or
(ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" means Morgan Guaranty Trust Company of New York in its capacity as agent for the Banks hereunder, and its successors in such capacity.

          "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

          "Application" means an application, in such form as the Issuing Bank may reasonably specify from time to time, requesting the Issuing Bank to issue a Letter of Credit.

          "Assessment Rate" has the meaning set forth in Section 2.7(b).

          "Assignee" has the meaning set forth in Section 10.6(c).

          "Assuming Bank" has the meaning specified in Section 2.9(c).

          "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 10.6(c), and their respective successors.

          "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

          "Base Rate Loan" means (i) a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the provisions of Article 9 or (ii) an overdue amount which was a Base Rate Loan immediately before it became overdue.

          "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

          "Borrower" means (a) prior to the Spinoff, Olin and (b) after the Spinoff, Primex.

          "Borrowing" has the meaning set forth in Section 1.4.

          "CD Base Rate" has the meaning set forth in Section 2.7(b).

          "CD Loan" means (i) a Committed Loan which bears interest at a CD Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a CD Loan immediately before it became overdue.

          "CD Margin" means a rate per annum determined in accordance with the Pricing Schedule.

          "CD Rate" means a rate of interest determined pursuant to Section 2.7(b) on the basis of an Adjusted CD Rate.

          "CD Reference Banks" means Bank of New York, Wachovia Bank of Georgia, N.A. and Morgan Guaranty Trust Company of New York.

          "Change of Control Date" shall mean (A) the first day after the Spinoff Date on which any Person, or group of related Persons, has beneficial ownership of more than 50% of the outstanding Voting Stock of the Borrower or
(B) the date immediately following the first date on which the members of the Board of Directors of the Borrower (the "Board") at the commencement of any period of 730 consecutive days (together with any other Directors whose appointment or election by the Board or whose nomination for election by the stockholders of the Borrower was approved by a vote of at least a majority of the Directors then in office who either were Directors at the beginning of such period or whose appointment or election or nomination for election, was previously so approved) shall cease to constitute a majority of the Board at the end of such period; provided that a Change of Control Date shall not be deemed to have occurred under clause (A) hereof if (x) the Borrower shall have merged or disposed of a portion of its assets in compliance with the requirements of subsection 6.2(c) hereof within 10 days after the acquisition of such beneficial ownership shall have occurred and (y) no person or group of related persons shall have beneficial ownership of more than 50% of the outstanding Voting Stock of the Borrower after such merger or disposition.

          "Closing Date" means the date on or after the Effective Date on which the conditions precedent specified in Section 4.1 have been satisfied.

          "Commercial Letter of Credit" has the meaning given such term in
Section 3.1(a).

          "Commitment" means, (i) with respect to each Bank listed on the signature pages hereof, the amount set forth opposite its name on the signature pages hereof and (ii) with respect to each Assignee that becomes a Bank pursuant to Section 10.6(c), the amount of the Commitment thereby assumed by it, in each case as such amount may be increased or reduced from time to time pursuant to
Section 10.6(c) or reduced from time to time pursuant to Section 2.9.

          "Commitment Percentage" means, as to any Bank, the percentage which the amount of such Bank's Commitment constitutes of the aggregate amount of the Commitments of all the Banks.

          "Committed Loan" means a loan made by a Bank pursuant to Section 2.1; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term "Committed Loan" shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

          "Consolidated Debt" means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

          "Consolidated EBIT" means, for any fiscal period, Consolidated Net Income for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of (i) Consolidated Interest Expense and (ii) income tax expense.

          "Consolidated EBITDA" means, for any fiscal period, Consolidated EBIT for such period plus, to the extent deducted in determining Consolidated Net Income for such period, the aggregate amount of depreciation, amortization and other similar non-cash charges.

          "Consolidated Interest Expense" means, for any fiscal period, the interest expense of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period; provided that for the 1997 fiscal year of the Borrower, Consolidated Interest Expense shall be determined as follows: (i) at the end of the first fiscal quarter of the 1997 fiscal year, the actual interest expense of the Borrower and its Consolidated Subsidiaries for such quarter shall be multiplied by 4, (ii) at the end of the second fiscal quarter of the 1997 fiscal year, the actual interest expense of the Borrower and its Consolidated Subsidiaries for the first two fiscal quarters of 1997 shall be multiplied by 2, (iii) at the end of the third fiscal quarter of the 1997 fiscal year, the actual interest expense of the Borrower at its Consolidated Subsidiaries for the first three fiscal quarters of 1997 shall be multiplied by 4/3 and (iv) at the end of the fourth fiscal quarter of the 1997 fiscal year, the actual interest expense of the Borrower and its Consolidated Subsidiaries for the four fiscal quarters of the 1997 fiscal year shall be used..

          "Consolidated Net Income (Loss)" means, for any fiscal period, consolidated gross revenues of the Borrower and its Consolidated Subsidiaries for such period, less all operating and non-operating expenses of the Borrower and its Consolidated Subsidiaries for such period including charges of a proper character (including current and deferred taxes on income, and current additions to reserves), but not including in gross revenues any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e. assets other than current assets and personal property disposed of in the ordinary course of business), any gains resulting from the write-up of assets, all determined in accordance with generally acceptable account principles, including the making of appropriate deductions for minority interests (if any) in Subsidiaries, any extraordinary items, and any non-recurring items recorded in 1996 prior to the date of this Agreement.

          "Consolidated Secured Debt" means all Debt of the Borrower and its Consolidated Subsidiaries, on a consolidated basis, outstanding at the time of any determination with respect thereto which is secured, directly or indirectly, by any Lien upon any property or assets of the Borrower or any Subsidiary.

          "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

          "Consolidated Tangible Net Worth" means at any date the consolidated stockholders' equity of the Borrower and its Consolidated Subsidiaries less their consolidated Intangible Assets, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated stockholders' equity) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1995 in the book value of any asset owned by the Borrower or a Consolidated Subsidiary, (ii) all investments in unconsolidated Subsidiaries and all equity investments in Persons which are not Subsidiaries and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, anticipated future benefit (net) of tax loss carry-forwards, copyrights, organization or developmental expenses and other intangible assets.

          "Current Assets" means, on any date, all of the assets of the Borrower and its Consolidated Subsidiaries which would, in accordance with GAAP, be classified as current assets.

          "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person.

          "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

          "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

          "Domestic Lending Office" means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent; provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

          "Domestic Loans" means CD Loans or Base Rate Loans or both.

          "Domestic Reserve Percentage" has the meaning set forth in Section 2.7(b).

          "Domestic Subsidiary" shall mean any Subsidiary organized under the laws of any State of the United States of America, substantially all of the assets of which are located, and substantially all of the business of which is conducted, in the United States of America.

          "Effective Date" means the date this Agreement becomes effective in accordance with Section 10.11.

          "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $1,000,000,000 and a combined capital and surplus of at least $500,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, having total assets in excess of $500,000,000, and having shareholders equity in excess of $100,000,000; (iii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iv) the central bank of any country which is a member of the OECD.

          "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA Affiliate" means any Person who, for purposes of Title IV of ERISA, is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

          "ERISA Event" means (i) the occurrence of a reportable event with respect to a Plan, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (iii) the cessation of operations at a facility in the circumstances described in Section 4062(e) of ERISA; (iv) the withdrawal by the Borrower or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (v) the failure by the Borrower or any ERISA Affiliate to make a payment to a Plan required under Section 302(f)(1) of ERISA, which Section imposes a lien for failure to make required payments; (vi) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; (vii) the receipt of notice from or the institution by the PBGC of proceedings to terminate a Plan or to appoint a trustee to administer a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan; (viii) the receipt by the Borrower or any ERISA Affiliate of any notice or communication from the PBGC concerning the Spinoff; (ix) any attempt by the Borrower or any ERISA Affiliate to waive the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan; (x) the failure of the Borrower or any ERISA Affiliate to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code; (xi) any attempt by the Borrower or any ERISA Affiliate to amend any Plan or Multiemployer Plan or Benefit Arrangement, which has resulted or could reasonably be expected to result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code; (xii) the incurrence by the Borrower or any ERISA Affiliate of any liability under Title IV of ERISA (other than a liability to the PBGC for premiums under Section 4007 of ERISA); or (xiii) the receipt by the Borrower or any ERISA Affiliate of any notice or communication concerning complete or partial Withdrawal Liability of a Multiemployer Plan or that any Multiemployer Plan is in reorganization, is insolvent or has been terminated.

          "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

          "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

          "Euro-Dollar Loan" means (i) a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or (ii) an overdue amount which was a Euro-Dollar Loan immediately before it became overdue.

          "Euro-Dollar Margin" means a rate per annum determined in accordance with the Pricing Schedule.

          "Euro-Dollar Rate" means a rate of interest determined pursuant to
Section 2.7(c) on the basis of the London Interbank Offered Rate.

          "Euro-Dollar Reference Banks" means the principal London offices of Bank of New York, Wachovia Bank of Georgia, N.A. and Morgan Guaranty Trust Company of New York.

          "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

          "Event of Default" has the meaning set forth in Section 7.1.

          "Facility Fee Rate" means a rate per annum determined in accordance with the Pricing Schedule.

          "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Agent.

          "Fixed Rate Loans" means CD Loans or Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 9.1) or any combination of the foregoing.

          "Foreign Subsidiary" shall mean any Subsidiary other than a Domestic Subsidiary.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States.

          "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

          "Group of Loans" means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, (ii) all Euro-Dollar Loans having the same Interest Period at such time or (iii) all CD Loans having the same Interest Period at such time, provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 9, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

          "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, in each case regulated by an Environmental Law.

          "Indemnitee" has the meaning set forth in Section 10.3(b).

          "Information Statement" means the Form 10 Information Statement of Olin and Primex as sent to the shareholders of Olin in connection with the Spinoff.

          "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA, as of the end of the Plan year immediately preceding the date on which a representation or covenant is made, as applicable.

          "Interest Period" means: (1) with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

          (2) with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable notice provided that:

          (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

          (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

          (3) with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.3; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

          (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

          (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

          (4) with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than seven days) as the Borrower may elect in accordance with Section 2.3; provided that:

          (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

          (b) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

          "Investment" means any investment in any Person, whether by means of share purchase, capital contribution, loan, guarantee, time deposit or otherwise (but not including any demand deposit).

          "Issuing Bank" means Bank of New York, in its capacity as issuer of any Letter of Credit and any other Bank designated as "Issuing Bank" hereunder by the Borrower with the consent of the Agent and such Bank.

          "L/C Fee Payment Date" means the last day of each March, June, September and December including the Termination Date.

          "L/C Commitment" means $30,000,000.

          "L/C Obligations" means, at any time, an amount equal to the sum of
(a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

          "L/C Participants" means, the collective reference to all the Banks other than the Issuing Bank.

          "Letters of Credit" has the meaning specified in Section 3.1(a).

          "LIBOR Auction" means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.3.

          "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

          "Loan" means a Domestic Loan, a Euro-Dollar Loan or a Money Market Loan and "Loans" means Domestic Loans, Euro-Dollar Loans or Money Market Loans or any combination of the foregoing.

          "London Interbank Offered Rate" has the meaning set forth in Section 2.7(c).

          "Material Adverse Effect" means a material adverse effect on the property, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower to perform its obligations under this Agreement and the Notes.

          "Money Market Absolute Rate" has the meaning set forth in Section 2.3(d).

          "Money Market Absolute Rate Loan" means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

          "Money Market Lending Office" means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

          "Money Market LIBOR Loan" means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 9.1).

          "Money Market Loan" means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

          "Money Market Margin" has the meaning set forth in Section 2.3(d)(ii)(C).

          "Money Market Quote" means an offer by a Bank to make a Money Market Loan in accordance with Section 2.3.

          "Morgan Letters" means the letters, dated October 18, 1996, between Morgan Guaranty Trust Company of New York, J.P. Morgan Securities, Inc. and Olin.

          "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.

          "Multiple Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and at least one Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

          "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans and "Note" means any one of such promissory notes issued hereunder.

          "Notice of Borrowing" means a Notice of Committed Borrowing (as defined in Section 2.2) or a Notice of Money Market Borrowing (as defined in
Section 2.3(f)).

          "Notice of Interest Rate Election" has the meaning set forth in
Section 2.10.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Officer's Certificate" means a certificate signed in the name of the Borrower by its President, one of its Vice Presidents, its Treasurer or its Controller.

          "Olin" has the meaning specified in the preamble to this Agreement.

          "Olin Credit Agreement" means the Credit Agreement, dated September 30, 1993, among Olin, Bank of Boston Connecticut, Citibank, N.A., Credit Suisse, Morgan Guaranty Trust Company of New York, The Boatmen's National Bank of St. Louis and The Chase Manhattan Bank, as amended and in effect on the date hereof after giving effect to all waivers prior to the date hereof.

          "Parent" means, with respect to any Bank, any Person controlling such Bank.

          "Participant" has the meaning set forth in Section 10.6(b).

          "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

          "Permitted Encumbrances" means:

          (a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 6.1(k);

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.1(k);

          (c) pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and

          (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term "Permitted Encumbrances" shall not include any Lien securing Debt.

          "Person" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Plan" means a Single Employer Plan or a Multiple Employer Plan.

          "Pricing Schedule" means the Schedule attached hereto identified as such.

          "Prime Rate" means the rate of interest publicly announced by Morgan Guaranty Trust Company of New York in New York City from time to time as its Prime Rate.

          "Primex" has the meaning specified in the preamble of this Agreement.

          "Quarterly Date" means each March 31, June 30, September 30 and December 31.

          "Reference Banks" means the CD Reference Banks or the Euro-Dollar Reference Banks, as the context may require, and "Reference Bank" means any one of such Reference Banks.

          "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Bank pursuant to Section 3.5 for amounts drawn under Letters of Credit.

          "Required Banks" means at any time Banks having at least 50.1% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding at least 50.1% of the aggregate unpaid principal amount of the Loans and aggregate outstanding L/C Obligations.

          "Restricted Payment" means (i) any dividend or other distribution on any shares of the Borrower's capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Borrower's capital stock or (b) any option, warrant or other right to acquire shares of the Borrower's capital stock (but not including payments of principal, premium (if any) or interest made pursuant to the terms of convertible debt securities prior to conversion).

          "Revolving Credit Period" means the period from and including the Effective Date to but not including the Termination Date.

          "SEC" means the Securities and Exchange Commission (or any successor).

          "Significant Subsidiary" means each Subsidiary, but excludes any Foreign Subsidiary the United States dollar value (or equivalent thereof) of whose assets is less than 5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis.

          "Single-Employer Plan" means a single employer plan, as defined in
Section 4001(a)(15) of ERISA, which (i) is maintained for employees of the Borrower or an ERISA Affiliate and no Person other than the Borrower and its ERISA Affiliates or (ii) was so maintained and in respect of which the Borrower or an ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

          "Spinoff" means the distribution of shares of the common stock of Primex as a dividend from Olin to its shareholders as described in the Information Statement, such that Primex shall become a separate publicly-held corporation.

          "Spinoff Date" means the effective date of the Spinoff, such date expected to be December 31, 1996.

          "Standby Letter of Credit" has the meaning specified in Section
3.1(a).

          "Subsidiary" means, as at any particular time, any Person included as a consolidated subsidiary of the Borrower in the financial statements contained in the most recent report filed by the Borrower with the SEC on Form 10 or Form 10-K pursuant to the Securities Exchange Act of 1934, provided that, under then current regulations of the SEC, such Person may continue to be so included as a consolidated subsidiary of the Borrower in any such annual report thereafter filed by the Borrower with the SEC.

          "Tax Exempt Financing" means a transaction with a governmental unit or instrumentality which involves (i) the acquisition of air or water pollution control or solid waste disposal or industrial development facilities for use at or in connection with the Borrower's business or a plant or other industrial facility owned or operated by the Borrower or a Subsidiary, (ii) the issuance by such governmental unit or instrumentality to Persons other than the Borrower or a Subsidiary of bonds or other obligations on which the interest is exempt from Federal income taxes under Section 103(b) of the Internal Revenue Code as now in effect (or under applicable provisions of any amended Internal Revenue Code) and substantially all the proceeds of which are applied to finance or refinance the cost of acquisition of such industrial development or air or water pollution control or solid waste disposal facilities, and (iii) participation in the transaction by the Borrower or a Subsidiary in any manner permitted by this Agreement.

          "Temporary Cash Investment" means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Ratings Services and P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $1,000,000,000, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above or (v) shares of money market mutual or similar funds which invest substantially all of their assets in investments satisfying the requirements of clauses (i) through (iv) of this definition, provided in the case of clauses (i) through (iv) that such Investment matures within one year from the date of acquisition thereof by the Borrower or a Subsidiary.

          "Termination Date" means (i) December 31, 2001 or (ii) any date to which the Termination Date shall have been extended pursuant to Section 2.9(b); provided that in each case of (i) and (ii), the earlier date on which the termination in whole of the Commitments occurs pursuant to Section 2.9(a) or
Article 7.

          "Transition Agreement" means the Transition Services Agreement dated as of December 31, 1996 between Primex and Olin.

          "United States" means the United States.

          "Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "Voting Rights" means, as to any corporation, ordinary voting power (whether associated with outstanding common stock or outstanding preferred stock, or both) to elect members of the Board of Directors of such corporation (irrespective of whether or not at the time capital stock of any class or classes of such corporation shall or might have voting power or additional voting power upon the occurrence of any contingency).

          "Voting Stock" shall mean stock of any class or classes (however designated) having ordinary voting power for the election of a majority of the directors of the Borrower other than stock having such power only by reason of a contingency.

          "Wholly Owned" means, with respect to any corporation, a corporation of which 100% of the Voting Rights are at the time directly or indirectly owned by the Borrower, by the Borrower and one or more other Wholly Owned Subsidiaries, or by one or more other Wholly Owned Subsidiaries.

          "Withdrawal Liability" shall have the meaning given such term under
Part 1 of Subtitle E of Title IV of ERISA.

     SECTION 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 6 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 6 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

     SECTION 1.3 Computation of Time Periods. (a) In this Agreement and the Notes in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          (b) In this Agreement and the Notes each reference to a year shall be a reference to the twelve consecutive months beginning January 1 in such year and ending December 31 in such year and each reference to a quarter shall be a reference to one of the three consecutive month periods beginning January 1, April 1, July 1 or October 1, in each year.

     SECTION 1.4 Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to
Article 2 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a "Fixed Rate Borrowing" is a Euro-Dollar Borrowing, a CD Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.1), and a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a "Committed Borrowing" is a Borrowing under Section 2.1 in which all Banks participate in proportion to their Commitments, while a "Money Market Borrowing" is a Borrowing under Section 2.3 in which the Bank participants are determined on the basis of their bids in accordance therewith).

                                    ARTICLE 2
                                   THE CREDITS

     SECTION 2.1 Commitments to Lend. During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Committed Loans by such Bank at any one time outstanding, plus such Bank's Commitment Percentage of the then aggregate outstanding amount of L/C Obligations, shall not exceed the amount of its Commitment; provided, that the aggregate outstanding principal amount of all Loans, plus the aggregate outstanding amount of L/C Obligations, shall not at any time exceed the aggregate amount of the Commitments. Each Borrowing under this Section shall be in an aggregate principal amount of $5,000,000 or any larger whole multiple of $1,000,000 and shall be made from the several Banks ratably in proportion to their respective Commitments. Within the foregoing limits, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section 2.12 and reborrow at any time during the Revolving Credit Period under this Section.

     SECTION 2.2 Notice of Committed Borrowing. The Borrower shall give the Agent notice (a "Notice of Committed Borrowing") not later than 11:00 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic Business Day before each CD Borrowing and (z) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

          (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing;

          (ii)    the aggregate amount of such Borrowing;

          (iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate, a CD Rate or a Euro-Dollar Rate; and

          (iv) in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

          SECTION 2.3 Money Market Borrowings. (a) The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.1, the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower; provided, that the aggregate outstanding principal amount of Loans, plus the aggregate outstanding amount of L/C Obligations, shall not exceed at any time the aggregate amount of the Commitments. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

          (b) Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (New York City time) on (x) the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

          (i) the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

          (ii) the aggregate amount of such Borrowing, which shall be $5,000,000 or a larger whole multiple of $1,000,000,

          (iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

          (iv) whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Market Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request.

          (c) Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by telex or facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

          (d)  Submission and Contents of Money Market Quotes.    (i) Each Bank
may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any Invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 10.1 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 4 and 9, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

               (ii) Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

               (A)    the proposed date of Borrowing,

               (B)    the principal amount of the Money Market
 Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

               (C)    in the case of a LIBOR Auction, the
margin above or below the applicable London Interbank Offered Rate (the "Money Market Margin") offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such base rate,

               (D) in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the "Money Market Absolute Rate") offered for each such Money Market Loan, and

               (E)    the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

               (iii)   Any Money Market Quote shall be disregarded if it:

                  (A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

                  (B) contains qualifying, conditional or similar language;

                  (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

                  (D)  arrives after the time set forth in subsection (d)(i).

          (e) Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent's notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

               (f)  Acceptance and Notice by Borrower.  Not later than
10:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a "Notice of Money Market Borrowing") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

          (i)    the aggregate principal amount of each Money
Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

          (ii)   the principal amount of each Money Market
Borrowing must be $5,000,000 or a larger whole multiple of $1,000,000;

          (iii)       acceptance of offers may only be made
on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

          (iv)   the Borrower may not accept any offer
that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

          Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

     SECTION 2.4 Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

               (b) Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section
10.1.  Unless the Agent determines that any applicable condition specified in
Article 4 has not been satisfied, the Agent will make the funds so received from the Banks available to the Borrower at the Agent's aforesaid address.

               (c) Unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank's share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at
(i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section
2.7 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

          SECTION 2.5 Notes. (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

               (b) Each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

               (c) Upon receipt of each Bank's Note pursuant to Section 4.1(a), the Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make, or any error in making, any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

          SECTION 2.6 Maturity of Loans. (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the Termination Date.

               (b)  Each Money Market Loan included in any Money
Market Borrowing shall mature, and the principal amount thereof shall be due and payable, together with accrued interest thereon, on the last day of the Interest Period applicable to such Borrowing.

          SECTION 2.7 Interest Rates. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a CD Loan or a Euro-Dollar Loan, on each date a Base Rate Loan is so converted. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

          (b) Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof. Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the rate applicable to Base Rate Loans for such day and (ii) the sum of the CD Margin plus the Adjusted CD Rate applicable to such Loan at the date such payment was due.

          The "Adjusted CD Rate" applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

                    [ CDBR        ]
          ACDR  =     [ ---------- ]  + AR
                    [ 1.00 - DRP ]

          ACDR  =     Adjusted CD Rate
          CDBR  =     CD Base Rate
           DRP  =     Domestic Reserve Percentage
            AR  =     Assessment Rate

          The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of 1%.

          The "CD Base Rate" applicable to any Interest Period is the rate of interest determined by the Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from each CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

          "Domestic Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non-personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

          "Assessment Rate" means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of such institution in the United States. The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

          (c) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

          The "London Interbank Offered Rate" applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Euro-Dollar Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Euro-Dollar Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

            (d) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Euro-Dollar Reference Banks are offered to such Euro-Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 9.1 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day) and (ii) the sum of 2% plus the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Loan at the date such payment was due.

               (e)  Subject to Section 9.1, each Money Market
LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.7(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.3. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.3. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

               (f)  The Agent shall determine each interest
rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

               (g) Each Reference Bank agrees to use its best efforts to furnish quotations to the Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 9.1 shall apply.

          SECTION 2.8 Fees. (a) The Borrower shall pay to the Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule). Such facility fee shall accrue
(i) from and including the Effective Date to but excluding the date of termination of the Commitments in their entirety, on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date the Loans shall be repaid in their entirety, on the daily aggregate outstanding principal amount of the Loans. Accrued facility fees shall be payable quarterly in arrears on each Quarterly Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Loans shall be repaid in their entirety).

               (b)  The Borrower shall pay to the Agent
on the Closing Date the fees agreed pursuant to the Morgan Letters. The Agent shall distribute to each Bank the amount of participation fees previously agreed by the Agent and such Bank.

     SECTION 2.9. Reduction and Extension of the Commitments/Substitution of Banks. (a) The Borrower shall have the right, upon at least three Domestic Business Days' notice to the Banks, to permanently terminate in whole or reduce ratably in part the respective Commitments of the Banks, provided that no such termination or reduction of Commitments shall be permitted if, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, the aggregate outstanding principal amount of Loans, plus the aggregate outstanding amount of L/C Obligations, would exceed the Commitments then in effect. Any such reduction shall be in the aggregate amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof.

          (b) Not earlier than the date 90 days prior and not later than the date 45 days prior to the Termination Date then in effect, the Borrower may deliver to the Agent and the Banks a notice requesting that the Commitments be extended to the first anniversary of such Termination Date. Within 20 days after its receipt of any such notice, each Bank shall notify the Agent of its willingness or unwillingness so to extend its Commitment. Any Bank which shall fail so to notify the Borrower within such period shall be deemed to have declined to extend its Commitment. In the event each Bank shall be willing to extend its Commitment, the Agent shall so notify each Bank and the Termination Date shall without further action be extended to the first anniversary of the date which shall theretofore have been the Termination Date. In the event that any Bank shall be unwilling to extend its Commitment, the Commitments of the Banks will not be extended and the Termination Date shall remain unchanged.

          (c) The Borrower may, upon not less than two Domestic Business Days prior notice to a Bank or Banks and the Agent, terminate in whole the Commitment of such Bank or Banks and arrange in respect of each terminated Bank for one or more bank or banks ("Assuming Bank or Banks") (which may be one or more of the Banks or a bank or banks other than the Banks) to assume a Commitment equal to or Commitments in aggregate amount equal to the amount of the Commitment of the terminated Bank, provided that no such termination shall be made unless, at such time, no event has occurred and is continuing which constitutes an Event of Default. Such termination shall be effective (x) with respect to each such terminated Bank's unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than two Domestic Business Days after receipt of such notice or (y) in the event that any Loan is outstanding from such terminated Bank which is to be paid in connection with such termination, on the last day of the then current Interest Period relating to such Loan. Such assumption shall be effective on the date specified in (x) or (y) above, as the case may be, provided, however, that each terminated Bank and Assuming Bank shall have delivered to the Borrower and the Agent, on or prior to such date, an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto (The term "Bank" as used in this Agreement immediately following such assumption shall include an Assuming Bank.). Notwithstanding the provisions of this Section 2.9(c), termination or substitution shall not be effective unless the Assuming Bank meets, at the time of substitution, the criteria set forth in this Agreement for an "Eligible Assignee".

          Upon the termination of a Bank's Commitment under this subsection 2.9(c), the Borrower will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Loans owing to such Bank and pay any fees payable to such Bank pursuant to the provisions of Section 2.9 with respect to the Commitment which is terminated, any amounts payable pursuant to the provisions of Section 2.14 and any other amounts payable to such Bank hereunder with respect to the Commitment which is terminated or Loans which are paid; and upon such payments, the obligations of such Bank hereunder shall, by the provisions hereof, be released and discharged, and it shall be deemed to have relinquished its rights under this Agreement (other than any rights under Section 10.3).

     SECTION 2.10 Method of Electing Interest Rates. (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 9 and the last sentence of this subsection (a)), as follows:

               (i)     if such Loans are Base Rate Loans,
the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro-Dollar Loans as of any Euro-Dollar Business Day;

               (ii) if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans or Euro-Dollar Loans or elect to continue such Loans as CD Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans; and

               (iii)       if such Loans are Euro-Dollar Loans,
the Borrower may elect to convert such Loans to Base Rate Loans or CD Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 in the case of any such conversion or continuation effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be converted to Domestic Loans of the other type or are CD Rate Loans to be continued as CD Rate Loans for an additional Interest Period, in which case such notice shall be delivered to the Agent not later than 10:30 A.M. (New York City time) on the second Domestic Business Day before such conversion or continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger whole multiple of $1,000,000. Notwithstanding the foregoing, the Borrower may not elect to convert any Committed Loan to, or continue any Committed Loan as, a Fixed Rate Loan pursuant to any Notice of Interest Rate Election if at the time such notice is delivered an Event of Default shall have occurred and be continuing.

            (b)  Each Notice of Interest Rate Election shall specify:

               (i)    the Group of Loans (or portion thereof)
to which such notice applies;

               (ii)     the date on which the conversion or
continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

               (iii)       if the Loans comprising such Group are
 to be converted, the new type of Loans and, if the Loans being converted are to be Fixed Rate Loans, the duration of the next succeeding Interest Period applicable thereto; and

               (iv)     if such Loans are to be continued as
CD Loans or Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

            (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If no Notice of Interest Rate Election is timely received prior to the end of an Interest Period for any Group of Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans as of the last day of such Interest Period.

            (d) An election by the Borrower to change or continue the rate of interest applicable to any Group of Loans pursuant to this Section shall not constitute a "Borrowing" subject to the provisions of Section 4.2.

          SECTION 2.11 Scheduled Termination of Commitments. The Commitments shall terminate on the Termination Date.

          SECTION 2.12 Optional Prepayments. (a) Subject in the case of any Fixed Rate Borrowing to Section 2.14, the Borrower may, upon at least one Domestic Business Day's notice to the Agent, prepay any Group of Domestic Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 9.1) or upon at least three Euro-Dollar Business Days' notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger whole multiple of $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group (or Borrowing).

               (b)  Except as provided in subsection (a)
above the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

               (c)  Upon receipt of a notice of prepayment
pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

          SECTION 2.13 General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 10.1. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

               (b) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

          SECTION 2.14 Funding Losses. If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted (pursuant to Article 2, 7 or 9 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.3(f), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loans after notice has been given to any Bank in accordance with Section 2.4(a), 2.12(c) or 2.10(c) the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or conversion or failure to borrow, prepay, convert or continue, provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

          SECTION 2.15 Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

          SECTION 2.16 Regulation D Compensation. The Borrower agrees to pay to each Bank which requests compensation under this paragraph by notice to the Borrower, on the last day of each Interest Period with respect to any Euro-Dollar Loan made by such Bank, at any time when such Bank shall be required to maintain reserves against "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or, at any time when such Bank may be required by the Board of Governors of the Federal Reserve System or by any other governmental authority, whether within the United States or in another relevant jurisdiction, to maintain reserves against any other category of liabilities which includes deposits by reference to which the Euro-Dollar Rate is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any such Euro-Dollar Loans), an additional amount (determined by such Bank's calculation or, if an accurate calculation is impracticable, reasonable estimate using such reasonable means of allocation as such Bank shall determine) equal to the actual costs, if any, incurred by such Bank during such Interest Period as a result of the applicability of the foregoing reserves to such Euro-Dollar Loans.


                                      ARTICLE 3
                                  LETTERS OF CREDIT

     SECTION 3.1 L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Bank, in reliance on the agreements of the other Banks set forth in Section 3.4(a), agrees to issue letters of credit ("Letters of Credit") for the account of the Borrower on any Domestic Business Day from the date hereof through the Termination Date in such form as may be approved from time to time by the Issuing Bank; provided that the Issuing Bank shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the outstanding principal amount of Loans, plus the aggregate outstanding amount of L/C Obligations, would exceed the Commitments. Each Letter of Credit shall (i) be denominated in dollars, (ii) be either (x) a standby letter of credit issued to support (I) obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, which finance the working capital or other business needs of the Borrower or its Subsidiaries or (II) performance obligations of the Borrower and its Subsidiaries (including, without limitation, to obtain insurance coverage) (a "Standby Letter of Credit"), or (y) a commercial letter of credit in respect of the purchase of goods or services by the Borrower or any of its Subsidiaries (a "Commercial Letter of Credit"), (iii) expire no later than the Termination Date in the case of a Standby Letter of Credit and no later than 30 days prior to the Termination Date in the case of a Commercial Letter of Credit and (iv) expire no later than 360 days after its date of issuance in the case of each Commercial Letter of Credit.

                    (b)  Each Letter of Credit shall be subject
to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York.

     SECTION 3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Bank issue a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein an Application therefor, completed to the reasonable satisfaction of the Issuing Bank. Upon receipt of any Application, the Issuing Bank will process such Application in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Bank be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the Borrower. The Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. The Issuing Bank shall promptly furnish to the Agent, which shall in turn promptly furnish to the Banks, notice of the issuance of each Standby Letter of Credit (including the amount thereof and each Bank's pro rata share). On each L/C Fee Payment Date, the Issuing Bank shall promptly furnish to the Agent, which shall in turn promptly furnish to the Borrower and the Banks, notice of the aggregate face amount of the Letters of Credit outstanding on such date and such other information as is necessary for the computation of the letters of credit commission due on such date.

     SECTION 3.3 Fees, Commissions and Other Charges. (a) The Borrower will pay to the Agent for the account of the Issuing Bank and the Banks a commission on all outstanding Standby Letters of Credit at the rate per annum 1/8% above the Euro-Dollar Margin of the face amount of each such Standby Letter of Credit, of which 1/8% per annum will be a fronting fee for the account of the Issuing Bank, and the remainder will be shared ratably among the Banks, payable quarterly in arrears on each L/C Fee Payment Date after the issuance date. The Borrower will pay to the Agent for the account of the Issuing Bank and the Banks a commission on all outstanding Commercial Letters of Credit at the rate per annum 1/8% above the Euro-Dollar Margin of the average daily face amount of such Letters of Credit during the period for which such payment is made, of which 1/8% per annum will be a fronting fee for the account of the Issuing Bank, and the remainder will be shared ratably among the Banks, payable quarterly in arrears on each L/C Fee Payment Date.

                    (b)  In addition to the foregoing fees and
commissions, the Borrower shall pay or reimburse the Issuing Bank for such normal and customary costs and expenses as are incurred or charged by the Issuing Bank in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

                   (c)  The Agent shall, promptly following its
receipt thereof, distribute to the Issuing Bank and the L/C Participants all fees and commissions received by the Agent for their respective accounts pursuant to this Section.


     SECTION 3.4 L/C Participations. (a) The Issuing Bank irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Bank's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Bank thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Bank upon demand at the Issuing Bank's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

               (b) If any amount required to be paid by any L/C Participant to the Issuing Bank pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Bank by such L/C Participant within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Advances hereunder. A certificate of the Issuing Bank submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

               (c)  Whenever, at any time after the
Issuing Bank has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with
Section 3.4(a), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise), or any payment of interest on account thereof, the Issuing Bank will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such L/C Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

          SECTION 3.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Bank on each date on which the Issuing Bank notifies the Borrower of the date and amount of a draft presented under any Letter of Credit and paid by the Issuing Bank for the amount of such draft so paid; provided that if the Issuing Bank does not notify the Borrower as provided for above earlier than 10:30 A.M. (New York City time) on the date such draft is paid then such reimbursement payment shall not be due until the Business Day immediately subsequent to the date such draft is paid. Each such payment shall be made to the Issuing Bank at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Section from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at a rate per annum equal at all times to 1-1/2% per annum above the Base Rate; provided that if the Issuing Bank does not notify the Borrower as provided for above earlier than 10:30 A.M. (New York City time) on the date such draft is paid, then for such day (and until the next Business Day) all amounts remaining unpaid in respect of such notice shall bear interest at a rate per annum equal to the Base Rate.

          SECTION 3.6 Obligations Absolute. The Borrower's obligations under this Article 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Bank and the L/C Participants that the Issuing Bank shall not be responsible for, and the Borrower's Reimbursement Obligations under Section
3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions constituting gross negligence or willful misconduct of the Issuing Bank. The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Commercial Code of the State of New York, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

          SECTION 3.7 Letter of Credit Payments. If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

          SECTION 3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with any of the provisions of this Agreement, or impose obligations or conditions different than or in addition to those imposed by this Agreement, the provisions of this Agreement shall apply.


                                    ARTICLE 4
                        CONDITIONS OF EXTENSIONS OF CREDIT

     SECTION 4.1 Condition Precedent to Initial Extension of Credit. The obligation of each Bank to make an extension of credit (through the making of a Loan or issuance or participation in a Letter of Credit) on the occasion of the initial extension of credit is subject to the satisfaction of the following condition precedent on or before the day of the initial extension of credit:

          (a) The Agent shall have received this Agreement executed in full and the Notes to the order of the Banks, respectively.

          (b)    The Agent shall have received an Officer's
Certificate attaching copies of the resolutions of the Board of Directors of the Borrower (or an authorized committee thereof) approving this Agreement and the Notes, and of all documents evidencing other necessary corporate action with respect to this Agreement and the Notes.

          (c)    The Agent shall have received an Officer's
Certificate certifying (i) as to the names and true signatures of the officers of the Borrower authorized to sign this Agreement and the Notes and the other documents to be delivered hereunder, (ii) that there has been no material adverse change in the property, financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, from that shown on the consolidated financial statements as at, and for the twelve months ended, December 31, 1995 and (iii) there is no action, suit or proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary the reasonable anticipated outcome of which would materially and adversely affect the Spinoff or any other transaction contemplated hereby, the ability of the Borrower to perform the obligations under this Agreement or any Note or which purports to affect the legality, validity or enforceability of this Agreement or any Note.

          (d)    The Agent shall have received favorable
opinions of counsel of the Borrower, substantially in the form of Exhibits E-1, E-2 and E-3 hereto and as to such other matters as any Bank may reasonably request.

          (e)    The Agent shall have received a copy of
the solvency opinion dated December 9, 1996 from American Appraisal Associates, Inc. delivered to Olin's Board of Directors in connection with the Spinoff.

          (f) The Agent shall have received all requested documentation relevant to the potential or actual environmental liabilities of Primex, with respect to all real property that is to be owned or leased by Primex and its Subsidiaries after giving effect to the Spinoff, which shall be reasonably satisfactory to the Banks in form and substance.

          (g) All material documentation regarding the Spinoff and the transactions contemplated thereby and hereby, including the tax aspects of the Spinoff and the capital and ownership structure of Primex and its Subsidiaries subsequent to the Spinoff, in each case, shall be reasonably satisfactory to the Banks in form and substance.

          (h) The Agent shall have received all fees due the Banks from the Borrower on or prior to the Closing Date pursuant to any prior agreement by the Borrower.

          SECTION 4.2 Conditions Precedent to Each Extension of Credit The obligation of each Bank to make any extension of credit (including the initial extension of credit) shall be subject to the further conditions precedent that on the date of such extension of credit (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or delivery of an Application for a Letter of Credit and the acceptance by the Borrower of the proceeds of such extension of credit shall constitute a representation and warranty by the Borrower that on the date of such extension of credit that such statements are true):

               (i)    The representations and warranties
contained in Section 5.1 are correct on and as of the date of such extension of credit, before and after giving effect to such extension of credit and to the application of the proceeds therefrom, as though made on and as of such date, and

               (ii) No event has occurred and is continuing, or would result from such extension of credit or from the application of the proceeds therefrom, which constitutes an Event of Default or which would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          (b) In the case of an extension of credit in the form of issuance of a Letter of Credit, the Issuing Bank shall have received the appropriate Application, executed and delivered by a duly authorized officer of the Borrower.


                                    ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

          SECTION 5.1 Representations and Warranties of the Borrower. Subject to Section 5.2, the Borrower represents and warrants as follows:

          (a)    (1)  The Borrower is a corporation duly
organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized, has all requisite corporate power and authority to conduct its business, to own its properties and assets as it is now conducted and as proposed to be conducted and is qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the conduct of business requires it to so qualify or be licensed except where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Material Adverse Effect.

                    (2)  Each of the Borrower's Subsidiaries
is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

          (b) The execution, delivery and performance by the Borrower of this Agreement, the Notes and any Application, including the Borrower's use of the proceeds thereof, are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's charter or by-laws or (ii) law (including, without limitation, Regulations G, T, U and X issued by the Board of Governors of the Federal Reserve Board) or any material contractual restriction binding on or affecting the Borrower.

          (c)    No authorization or approval or other
action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes and any Application, except such as have been obtained. The Borrower and its Subsidiaries are in compliance with all applicable laws, ordinances, rules, regulations, orders and requirements of government authorities the failure to comply with which would have a Material Adverse Effect, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

          (d) This Agreement is, and each of the Notes and Applications (if any) when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms.

          (e) There has been no material adverse change in the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole, from that shown by its combined financial statements as at, and for the twelve months ended, December 31, 1995.

          (f) There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary the reasonably anticipated outcome of which would materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement or any Note or which purports to affect the legality, validity or enforceability of this Agreement or any Note.

          (g)    After giving effect to each Loan, not
more than 25% of the value of the property and assets of the Borrower, either individually or on a consolidated basis consists of margin stock (as defined in the Regulations issued by the Board of Governors of the Federal Reserve Board).

          (h)    The Borrower is not engaged in the
business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except in compliance with Regulations G, T, U and X issued by the Board of Governors of the Federal Reserve Board.

          (i)    Neither the Borrower nor any Subsidiary
 is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940.

          (j)    The Borrower and each Subsidiary have
 filed all tax returns (Federal, state and local) required to be filed and paid all taxes shown thereon to be due, including interest and penalties, or provided adequate reserves for payment thereof.

          (k)    In the ordinary course of its business,
 the Borrower conducts an ongoing review of the effect of Environmental Laws on the operations and properties of the Borrower, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any liabilities in connection with off-site deposit of Hazardous Substances or wastes, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to cause a material adverse change in the financial condition or results of operations of the Borrower from that shown on its combined financial statements as at, and for the nine month period ended, September 30, 1996.

          (l)    (1)  The combined balance sheet of
Primex and its Consolidated Subsidiaries as of December 31, 1995 and the related combined statements of income and cash flow for the fiscal year then ended, reported on by KPMG Peat Marwick LLP and set forth in the Form 10 of Primex, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP, the combined financial position of Primex and its Consolidated Subsidiaries as of such date and their combined results of operations and cash flows for such fiscal year.

                  (2)  The unaudited combined balance
sheet of Primex and its Consolidated Subsidiaries as of September 30, 1996 and the related unaudited combined statements of income and cash flow for the nine months then ended, set forth in the Form 10 of Primex, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraph
(l)(1) of this Article 5, the combined financial position of Primex and its Consolidated Subsidiaries as of such date and their combined results of operations and cash flows for such nine month period (subject to normal year-end adjustments).

                   (3)  Except as disclosed in the Borrower's
most recent Form 10, Form 10-K or Form 10-Q, as the case may be, since December 31, 1995, there has been no material adverse change in the financial position or results of operations of the Borrower and its Subsidiaries, considered as a whole.

          (m)  Subject to the last sentence of this
Section 4.2(m), (i) no ERISA Event has occurred or is reasonably likely to occur with respect to the Borrower, (ii) there was no Insufficiency with respect to any Plan and (iii) each of the Borrower and each ERISA Affiliate is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. Notwithstanding the foregoing, this Section 4.2(m) shall be deemed true and correct unless such ERISA Event, Insufficiency or non-compliance alone or in the aggregate is reasonably likely to have a Material Adverse Effect.

              (n)  All information heretofore furnished
by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby (other than projections, assumptions, estimates or predictions), including but not limited to the Information Statement, is and all such information hereafter furnished by the Borrower to any Bank (other than projections, assumptions, estimates or predictions) will be, in each case as modified or supplemented by the other information so furnished, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement, it being understood that facts do not include projections, estimates, assumptions or predictions.

          SECTION 5.2  Representations and Warranties of Olin.  Notwithstanding
Section 5.1, so long as and only as long as Olin is the Borrower under this Agreement, the representations and warranties made under this Agreement shall be only those contained in Section 5.1(a)(1), (b), (c), (d), (e), (f), (g), (h),
(i), (j) and (k) (provided that, with respect to Olin, the final sentence of such Section 5.1(k) shall state as follows "On the basis of this review, the Borrower has reasonably concluded that, except with respect to any matter disclosed in Items 1 or 3 in the Borrower's 1995 Form 10-K or in the Commitments and Contingencies Note to the consolidated financial statements incorporate therein, such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to cause a material adverse change in the financial condition or results of operations of the Borrower from that shown on its consolidated financial statements as at, and for the nine month period ended, September 30, 1996") above, and the other representations contained in such Section 5.1 shall be without any force or effect with respect to Olin.

          SECTION 5.3 Representations on Spinoff Date. The representations and warranties of Primex set forth in Section 5.1 shall be deemed made on the Spinoff Date and shall be true and correct on and as of the Spinoff Date.

                                    ARTICLE 6
                            COVENANTS OF THE BORROWER

     SECTION 6.1 Affirmative Covenants. Subject to Section 6.3, so long as any Loan or Letter of Credit shall remain outstanding and unpaid or any Bank shall have any Commitment hereunder, the Borrower will, unless the Required Banks shall otherwise consent in writing:

          (a)    Compliance with Laws, Etc. Comply, and
cause each Subsidiary to comply, with all applicable laws, ordinances, rules, regulations, orders and requirements of governmental authorities (including without limitation Environmental Laws and ERISA and the rules and regulations thereunder) the failure to comply with which would have a Material Adverse Effect, except where the necessity of compliance therewith is being contested in good faith by appropriate proceedings.

          (b)    Ratio of Consolidated EBIT to Consolidated
Interest Expense. Maintain, for any period of four consecutive fiscal quarters ending during any period set forth below, a ratio of Consolidated EBIT to Consolidated Interest Expense at least equal to the ratio set forth opposite such period below:

                    Period                         Ratio
     Closing Date through June 30, 1997           1.75 to 1.00
     Thereafter                                   2.00 to 1.00

          (c) Ratio of Consolidated Debt to Consolidated EBITDA. Cause the ratio of (i) Consolidated Debt as at the last day of any fiscal quarter ending during any period set forth below to (ii) Consolidated EBITDA for the four consecutive fiscal quarters ending on such last day, to be no greater than the ratio set forth opposite such period below:


                    Period                         Ratio
     Closing Date through June 30, 1997            3.50 to 1.00
     July 1, 1997 through December 31, 1998        3.25 to 1.00
     Fiscal Year 1999                              3.25 to 1.00
     Thereafter                                    3.00 to 1.00

          (d)  Minimum Consolidated Tangible Net Worth.
Cause Consolidated Tangible Net Worth to be, at any date of determination, at least the sum of (i) $70,000,000 plus (ii) 50% of Consolidated Net Income for each fiscal quarter ended after December 31, 1996 and prior to the date of such determination for which such Consolidated Net Income is a positive number.

               (e)  Use of Proceeds.  Use the proceeds of
the Loans made under this Agreement to finance the Spinoff and for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any "margin stock" in violation of Regulation U.

               (f) Insurance; Property Maintenance. Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amount and covering such risks as the Borrower, in its good faith business judgment, believes necessary; maintain, and cause each of its Subsidiaries to maintain, all of their respective properties that are used in the conduct of their respective businesses in good working order and condition, ordinary wear and tear excepted, except as otherwise permitted under this Agreement and except where the failure to do so would not have a Material Adverse Effect.

               (g) ERISA. Meet and ensure that each Borrower and ERISA Affiliate will meet its minimum funding requirements and all of its other obligations under ERISA with respect to all of its Plans and satisfy all of its obligations to Multiemployer Plans, including any Withdrawal Liability, if the failure to do so would have a Material Adverse Effect.

               (h)  Reporting Requirements.  Furnish to the Banks:

               (i)    as soon as available and in any
event, within 60 days after the end of each of the first three quarters of each year, a balance sheet of the Borrower and the Consolidated Subsidiaries, on a consolidated basis, as of the end of such quarter and statements of income and retained earnings and cash flow of the Borrower and the Consolidated Subsidiaries, on a consolidated basis, for the period commencing at the end of the previous year and ending with the end of such quarter, certified by the chief financial officer of the Borrower, subject to audit and year end adjustments;

               (ii)   as soon as available and in any
event within 120 days after the end of each year, a copy of the balance sheets of the Borrower and the Consolidated Subsidiaries, on a consolidated basis, as of the end of such year and the statements of income and retained earnings and cash flow of the Borrower and the Consolidated Subsidiaries, on a consolidated basis, for such year, certified by KPMG Peat Marwick or another independent nationally recognized firm of public accountants;

               (iii)       as soon as possible and in any event
within ten days after an officer of the Borrower becomes aware of the occurrence of each Event of Default (and each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default), an Officer's Certificate setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

               (iv)   contemporaneously with each delivery
of the statements referred to in clauses (i) and (ii) above,(A) either an Officer's Certificate stating that no Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 6.1(b), (c) and (d)) and no event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default (other than by reason of non-compliance with the covenants referred to in Sections 6.1(b), (c) and (d)) occurred during such quarter or, if applicable, an Officer's Certificate pursuant to clause (iii) above, (B) an Officer's Certificate stating that, as of the last day of the preceding quarter, the Borrower was in compliance with the covenants referred to in Sections 6.1(b), (c) and (d) and providing reasonable details of the calculations evidencing the Borrower's compliance with such covenants and (C) reasonable details of each material change in GAAP from those applied in preparing the statements referred to in Section 5.1(e) insofar as such changes are applicable to the statements referred to in clauses (i) and (ii) above;

               (v)    promptly after the sending or filing
thereof, copies of all reports which the Borrower sends to any of its shareholders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange (other than those pertaining to employee or director benefit plans or programs);

               (vi)   such other information respecting
the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Bank may from time to time reasonably request, including but not limited to backlog information; and

               (vii)       as soon as possible (and in any
event within ten days) after the occurrence of an ERISA Event or Insufficiency with respect to any Plan which individually or the aggregate are reasonably likely to result in liability to the Borrower in excess of $10,000,000, written notice of such ERISA Event or Insufficiency.

               (i) Conduct of Business and Maintenance of Existence. Continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective existence and their respective material rights, privileges and franchises necessary in the normal conduct of business; provided that nothing in this Section 6.1(i) shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the Person surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or
(ii) the termination of the existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

               (j) Consummation of Spinoff. Consummate the Spinoff no later than January 31, 1997.

               (k) Payment of Obligations. Pay and discharge, and cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and maintain, and cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

               (l)  Inspection of Property, Books and Records.
Keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and permit, and cause each Subsidiary to permit, representatives of any Bank at such Bank's expense and upon reasonable prior notice to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (in consultation with the Borrower), all at such reasonable times and as often as may reasonably be desired.

               (m) Environmental Compliance. Maintain, update as appropriate, and implement in all material respects an environmental program reasonably designed to: (i) ensure that the Borrower, its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned, leased or operated by any of them, attain and remain in substantial compliance with all applicable Environmental Laws, except to the extent that the failure to do so would not have a Material Adverse Effect; (ii) reasonably and prudently manage any liabilities or potential liabilities that the Borrower, its Subsidiaries, any of their respective operations (including, without limitation, disposal), and any properties owned or leased by any of them, may have under all applicable Environmental Laws and may have with respect to Hazardous Substances, except to the extent that the failure to do so would not have a Material Adverse Effect; and (iii) ensure that the Borrower and its Subsidiaries undertake reasonable efforts to identify, and reasonably evaluate, issues of compliance with and liability under Environmental Laws prior to acquiring, directly or indirectly, any ownership or leasehold interest in any real property that could give rise to the Borrower or any of its Subsidiaries being subjected to liability under any Environmental Law as a result of such acquisition, except to the extent that the failure to do so would not have a Material Adverse Effect (collectively, the "Environmental Program").

          SECTION 6.2 Negative Covenants. Subject to Section 6.3, so long as any Loan or Letter of Credit shall remain outstanding and unpaid or any Bank shall have any Commitment hereunder, the Borrower will not, without the written consent of the Required Banks:

          (a) Liens. Create, assume or suffer to exist or permit any Subsidiary of the Borrower to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:

               (i)    Permitted Encumbrances;

               (ii)   any Lien on any property or asset of
the Borrower or any Subsidiary existing on the date hereof and set forth in
Schedule 6.2(a); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

               (iii)       any Lien existing on any property or
asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

               (iv)   Liens on fixed or capital assets
acquired, constructed or improved by the Borrower or any Subsidiary; provided that (A) such security interests secure Debt permitted hereunder, (B) such security interests and the Debt secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (C) the Debt secured thereby does not exceed 80% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

               (v)    Liens incurred in connection with
any Tax Exempt Financing which do not in the aggregate materially detract from the value of the property or assets affected thereby or materially impair the use of such property or assets in the operation of its business;

               (vi)   Liens on property or assets of a
Domestic Subsidiary to secure obligations of such Subsidiary to the Borrower or another Domestic Subsidiary; and

               (vii)       Liens on property or assets of
the Borrower or a Subsidiary; provided that immediately after giving effect thereto Consolidated Secured Debt under this clause (vii) shall not exceed an amount equal to 10% of Consolidated Tangible Net Worth.

          (b)    Subsidiary Debt.  Permit at any time
the Debt of the Consolidated Subsidiaries (determined on a consolidated basis) to exceed an amount equal to 10% of Consolidated Tangible Net Worth.

          (c) Mergers, Etc. Merge or consolidate with or convey, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its property or assets (whether now owned or hereafter acquired) to, or acquire all or substantially all of the property or assets of, any Person, or permit any of its Subsidiaries to do so, except that (i) any Subsidiary may merge or consolidate with or into, or transfer property or assets to, the Borrower or any Subsidiary, (ii) the Borrower or any Subsidiary may acquire property or assets of any other Subsidiary, (iii) the Borrower or any Subsidiary may acquire all or substantially all of the property or assets of any other Person, and (iv) any Subsidiary may transfer property or assets to any other Person, provided in each case that, after giving effect to such proposed transaction, (A) no Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default would exist and (b) in the case of any such proposed transaction to which the Borrower or any Domestic Subsidiary is a party, the Borrower or a Domestic Subsidiary is the surviving corporation, and in the case of any such proposed transaction to which the Borrower and any Domestic Subsidiary are parties, the Borrower is the surviving corporation, provided, further, in the case of a transfer of property or assets from a Subsidiary to a Person that is neither the Borrower nor a Subsidiary that (X) the property and assets so transferred in any transaction or series of transactions does not constitute a substantial portion of the consolidated assets of the Borrower and its Subsidiaries determined in accordance with GAAP, and (Y) such transfers are made on an arms' length basis.

          (d)    Sales, Etc. of Assets.  Sell, assign or
otherwise dispose of, or permit any Subsidiary to sell, assign or otherwise dispose of, any of its property or assets, except sales, assignments or other dispositions (i) for cash (which in this subsection (d) shall include securities quoted on the New York Stock Exchange or any other similar nationally quoted exchange or any other publicly traded securities) in arm's-length transactions,
(ii) in the ordinary course of business (which in this clause (ii) shall include the disposal of assets by means of the contribution of those assets to a joint venture in which the Borrower or a Subsidiary participates as an equity participant), (iii) for non-cash consideration the value of which does not exceed $50,000,000, in the aggregate, in any period of twelve consecutive months or (iv) in connection with a transaction permitted by subsection (c) or (g) of this Section 6.2.

          (e)    ERISA.  Create, assume or suffer to
exist or permit the Borrower or any ERISA Affiliate to create, assume or suffer to exist (i) any Insufficiency of any Plan, (ii) any liability relating to an ERISA Event or (iii) any Withdrawal Liability under any Multiemployer Plan, if the sum of (A) any such Insufficiency, ERISA Event liability or Withdrawal Liability, as applicable, (B) the Insufficiency of any and all other Plans, (C) the ERISA Event liability of any and all other Plans, (D) amounts then required to be paid to any and all other Multiemployer Plans by the Borrower or its ERISA Affiliates as Withdrawal Liability and (E) the aggregate principal amount of all Debt of the Borrower and all the Subsidiaries secured by Liens permitted by clause (vii) of Section 6.2(a) shall exceed an amount equal to 10% of Consolidated Tangible Net Worth.

          (f)    Restricted Payments.  Declare or make
any Restricted Payment unless, after giving effect thereto, the aggregate of all Restricted Payments declared or made subsequent to the date hereof does not exceed the sum of (i) $17,000,000 plus (ii) 50% of Consolidated Net Income (or minus 100% of Consolidated Net Loss) of the Borrower and its Subsidiaries for the period from December 31, 1996 through the end of the Borrower's then most recent fiscal quarter (treated for this purpose as a single accounting period); provided that, in addition to Restricted Payments permitted by the foregoing, the Borrower may purchase or redeem shares of capital stock (or options or warrants in respect of such shares) of the Borrower (including related stock appreciation rights or similar securities) held by present or former officers or employees of the Borrower or any Subsidiary or by any Plan upon such person's death, disability, retirement or termination of employment or under the terms of any such Plan or any agreement under which such shares of stock or related rights were issued, provided that the aggregate amount of such purchases or redemptions that may be made pursuant to this proviso shall not exceed $1,000,000 per fiscal year.

          (g) Investments. Make or acquire, or permit any Subsidiary to make or acquire, any Investment in any Person other than:

               (i)    Investments in Persons which are,
or as a result of such Investment become, Subsidiaries;

              (ii)   Temporary Cash Investments;

             (iii)       loans and advances to employees
made in the ordinary course of business consistent with prudent business practices;

              (iv)   Non-cash consideration received
in connection with any sale, lease, transfer or other disposition of assets permitted under Section 6.2(c) or (d);

               (v)     loans or advances in respect of Debt
permitted under Section 6.2(b)(ii);

                (vi)   any Investment not otherwise
permitted by the foregoing clauses of this Section 6.2(g) if, immediately after such Investment is made or acquired, the aggregate net book value of all Investments permitted by this clause (vi) does not exceed 25% of Consolidated Tangible Net Worth; and

                   (vii)       Investments in Olin resulting
from the cash management system provided for in the Transition Agreement.

          (h) Transactions with Affiliates. Directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate, or permit any Subsidiary to do so, except on an arms-length basis on terms at least as favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit any such Person from making Restricted Payments permitted by Section 6.2(f).

          SECTION 6.3 Olin Affirmative and Negative Covenants. Notwithstanding Sections 6.1 and 6.2, so long as, and only so long as, Olin is the Borrower (i.e., prior to the Spinoff Date) under this Agreement, the provisions of
Section 6.1 hereof shall be the same as Section 5.1 of the Olin Credit Agreement and the provisions of Section 6.2 hereof shall be the same as Section 5.2 of the Olin Credit Agreement, such Sections of the Olin Credit Agreement being set forth in Exhibit G and incorporated herein by reference, and the capitalized terms used in Exhibit G shall have the same meaning as in the Olin Credit Agreement.


                                    ARTICLE 7
                                EVENTS OF DEFAULT

     SECTION 7.1 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a)    The Borrower shall fail to pay (i) any
principal of any Loan or Reimbursement Obligation when the same becomes due and payable or (ii) any interest on any Loan or Reimbursement Obligation or any fees or other amounts payable under this Agreement within five days of the same becoming due and payable; or

          (b) Any representation or warranty made by the Borrower herein or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; provided that any representation or warranty made by Olin herein or by Olin (or any of its officers) in connection with this Agreement shall not be the basis for an Event of Default subsequent to the Spinoff Date; or

          (c)    The Borrower shall fail to perform or
observe (i) any term, covenant or agreement contained in Section 6.1 (b), (c),
(d), (g) or (j) or Section 6.2, or (ii) any term, covenant or agreement contained in this Agreement or any Note (other than as referred to in subsection
(a) or clause (i) above) on its part to be performed or observed if, in the case of this clause (ii), such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Agent or any Bank; or

          (d) The Borrower or any Subsidiary shall fail to pay any installment of principal or of any premium or interest on any Debt, which is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt, or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate; or

          (e)    Either the Borrower or any Significant
Subsidiary, or any two or more Subsidiaries, which (when taken together) would have aggregate total assets constituting those of a Significant Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any such Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against the Borrower or such Subsidiary (but not instituted by it), either such proceeding shall not be dismissed or stayed for 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a trustee, custodian or other similar official for it or any substantial part of its property) shall occur; or the Borrower or any such Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) Any judgment or order for the payment of money in excess of $5,000,000 shall be rendered against the Borrower or any Subsidiary and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and, within 60 days of the commencement of such proceedings, such judgment shall not have been satisfied or (subject to clause (ii) below) shall have been stayed or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (g)    the occurrence of a Change of Control Date;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (e) above with respect to the Borrower, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and
(B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; (ii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable and (iii) with the consent of the Required Banks, the Agent may, or upon the request of the Required Banks, the Agent shall, exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under this Agreement and the Notes and applicable law. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes. Any amounts in such cash collateral account in excess of the sum of all obligations of the Borrower hereunder and under the Notes and the face amount of all Letters of Credit outstanding shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto). After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).


                                    ARTICLE 8
                                    THE AGENT

     SECTION 8.1 Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     SECTION 8.2 Agent and Affiliates. Morgan Guaranty Trust Company of New York shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent, and Morgan Guaranty Trust Company of New York and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Agent.

     SECTION 8.3 Action by Agent. The obligation of the Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 7.

     SECTION 8.4 Consultation with Experts. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 8.5 Liability of Agent. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith
(i) with the consent or at the request of the Required Banks (or, when expressly required hereby, such different number of Banks required to consent to or request such action or inaction) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the property party or parties. Without limiting the generality of the foregoing, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     SECTION 8.6 Indemnification. Each Bank shall, ratably in accordance with its Commitment Percentage, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     SECTION 8.7 Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     SECTION 8.8 Successor Agent. The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent with the reasonable consent of the Borrower. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, without 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the right and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

     SECTION 8.9 Agent's Fee. The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

                                    ARTICLE 9
                               CHANGE IN CIRCUMSTANCES

     SECTION 9.1 Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any CD Loan, Euro-Dollar Loan or Money Market LIBOR Loan:

          (a) the Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

          (b) in the case of CD Loans or Euro-Dollar Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted CD Rate or the London Interbank Offered Rate, as the case may be, as determined by the Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro-Dollar Loans, as the case may be, for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro-Dollar Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro-Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro-Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

     SECTION 9.2 Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to convert outstanding Loans into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan to such day.

          SECTION 9.3  Increased Cost and Reduced Return.  (a)  If on or after
(x) the date hereof, in the case of any Committed Loan or Letter of Credit or any obligation to make Committed Loans or issue or participate in Letters of Credit or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding
(i) with respect to any CD Loan any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans or issue or participate in Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan or issuing or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

               (b)  If any Bank shall have determined that,
after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

               (c) Each Bank will promptly notify the Borrower and the Agent of any event of which it has knowledge (and in any case no later than six months after such event shall have occurred), occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth in reasonable detail the computation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     SECTION 9.4 Taxes. (a) For the purposes of this Section 9.4, the following terms have the following meanings:

          "Taxes" means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and the Agent, taxes imposed on its net income by the United States, and income or franchise taxes imposed on it by any jurisdiction in which it is doing business or deemed to be doing business (other than because of its entering into this Agreement, making any Loan or receiving any payments or enforcing any rights under this Agreement or any Note) and (ii) in the case of each Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement except to the extent such Bank's transferor (if any) was entitled at the time of transfer to receive additional amounts with respect to such withholding pursuant to Section 9.4(b).

          "Other Taxes" means any present or future stamp or documentary taxes and any other excise or property taxes, or similar taxes, charges or levies arising from the execution, holding or delivery of this Agreement or any Note.

(a)
          (b) Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 10.1, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Agent.

          (c)    The Borrower agrees to indemnify each
Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes imposed or asserted on amounts payable under this Section) paid by such Bank or the Agent (as the case may be) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or the Agent (as the case may be) makes written demand therefor.

          (d)    Each Bank organized under the laws of a
jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only if such Bank is or remains lawfully able to do so), shall provide the Borrower and the Agent with Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

          (e) For any period with respect to which a Bank has failed to provide the Borrower or the Agent with the appropriate form pursuant to Section 9.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 9.4(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or entitled to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

          (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then: (i) such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (x) will eliminate or reduce any such additional payment that may thereafter accrue and (y) is not otherwise disadvantageous to such Bank and (ii) if the Taxes or Other Taxes giving rise to the payment of such additional amounts are, in the good-faith judgment of both such Bank and the Borrower, refundable under applicable law, such Bank shall, upon the Borrower's written request and at its expense, take such action (including the filing and prosecution of a claim for refund) as may be required to obtain a refund of such Taxes or Other Taxes and shall pay over any such refund received (together with any interest paid thereon) to the Borrower within 15 days after receipt thereof.

     SECTION 9.5  Base Rate Loans Substituted for Affected Fixed Rate Loans.  If
(i) the obligation of any Bank to make, or convert outstanding Loans to, Euro-Dollar Loans has been suspended pursuant to Section 9.2 or (ii) any Bank has demanded compensation under Section 9.3 or 9.4 with respect to its CD Loans or Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

          (a)    all Loans which would otherwise be made
by such Bank as (or continued as or converted into) CD Loans or Euro-Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks); and

          (b)    after each of its CD Loans or Euro-Dollar
Loans, as the case may be, has been repaid (or converted to a Base Rate Loan), all payments of principal which would otherwise be applied to repay such Fixed Rate Loans shall be applied to repay its Base Rate Loans instead.

If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer apply, the principal amount of each such Base Rate Loan shall be converted into a CD Loan or Euro-Dollar Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related CD Loans or Euro-Dollar Loans of the other Banks.


                                   ARTICLE 10
                                  MISCELLANEOUS

     SECTION 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under
Article 2 or Article 9 shall not be effective until received.

     SECTION 10.2 No Waivers. No failure or delay by the Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     SECTION 10.3 Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Agent, including reasonable fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including (without duplication) the fees and disbursements of outside counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

                  (b) The Borrower agrees to indemnify the Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

     SECTION 10.4 Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 10.5 Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by each affected Bank, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or the amount of any L/C Obligation or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any L/C Obligation or any fees hereunder or for the termination of any Commitment, (iv) change the aggregate amount of Loans required to be repaid on any date or (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

     SECTION 10.6 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of all Banks.

                    (b)  Any Bank may at any time grant to one
or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans and L/C Obligations. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), or (iv) of Section 10.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article 9 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). If the Participant is not incorporated under the laws of the United States or a state thereof, it shall so notify the Borrower and the Agent and shall comply with Section 9.4(d) as if it were a Bank on and after the date on which it becomes a Participant.

                  (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit F hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, which may be withheld in the Borrower's sole discretion, and the Agent and the Issuing Bank (which consent may not be unreasonably withheld); provided that if an Assignee is an affiliate of such transferor Bank or was a Bank immediately prior to such assignment, no such consent shall be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection
(c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $2,500.
If the Assignee is not incorporated under the laws of the United States or a state thereof, it shall so notify the Borrower and the Agent and shall comply with Section 9.4(d) on and after the date on which it becomes an Assignee.

                  (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

                    (e)  Each Assignee and Participant shall be
entitled to the benefit of Section 9.3 and 9.4 but shall not be entitled to receive any greater payment under such Sections than the transferor Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or at a time when the circumstances giving rise to such greater payment did not exist.

     SECTION 10.7 Information. Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this
Article 10, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to such Bank by or on behalf of the Borrower.

     SECTION 10.8 Assignment to Primex; Release. Notwithstanding Section 10.6 hereof, on the Spinoff Date, all rights, liabilities and obligations of Olin under this Agreement and under the Morgan Letters will automatically, and without further act of the parties hereto, be assigned and delegated to Primex, and Primex will automatically assume all such rights, liabilities and obligations in full, including without limitation the obligation to pay the principal of and all interest on any outstanding Notes, Loans or Letters of Credit hereunder, all fees and all other amounts from time to time owing hereunder, whether such Loans shall have been made or Letters of Credit issued, or such interest, fees or other amounts shall have accrued, prior to or after the date of such assignment, delegation and assumption. Such assignment, delegation and assumption shall be effective as of the Spinoff Date. At the time of such assignment, delegation and assumption, Olin will be automatically released from any and all obligations, claims and liabilities whatsoever, whether paid or unpaid, accrued or unaccrued, known or unknown, fixed or contingent, or otherwise, under this Agreement or arising in connection herewith (including the Morgan Letters) and on any Notes, Loans or Letters of Credit hereunder, and from and after such time Primex will be the "Borrower" and sole obligor hereunder. On or immediately following the Spinoff Date, Primex shall deliver to the Agent (or its counsel) an originally executed Note for each Bank dated the Spinoff Date and such Bank shall within 14 days thereafter return to Olin marked "cancelled" any Notes previously delivered by Olin.

     SECTION 10.9 Collateral. Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in
Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

     SECTION 10.10 Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 10.11 Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement (including the Notes and any Applications) constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).

     SECTION 10.12 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                              OLIN CORPORATION


                              By:  J.M. Pierpont
                                Name:  J.M. Pierpont
                                Title:  Vice President & Treasurer
                                Address:  501 Merritt 7, Norwalk, CT 06851
                                Telex:  None
                                Facsimile:  (203) 750-3231

                              PRIMEX TECHNOLOGIES, INC.


                              By:  J.M. Pierpont
                                  Name:  J.M. Pierpont
                                Title:  Treasurer
                                Address:  10101 9th St. N.
                                     St. Petersburg, FL 33716
                                Telex:  None
                                Facsimile:  (813) 578-8353

                              MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK, as Agent



                              By  Sandra J.S. Kurek
                                Name: Sandra J.S. Kurek
                                Title: Associate
                                Address: 60 Wall Street
                                New York, NY 10260-0060
                                Telex:
                                Facsimile:

Commitments


$28,000,000                    MORGAN GUARANTY TRUST COMPANY
                              OF NEW YORK


                              By  Sandra J.S. Kurek
                                Name:  Sandra J.S. Kurek
                                Title:  Associate

$24,000,000                    WACHOVIA BANK OF GEORGIA, N.A.



                              By  Patrick A. Phelan
                                Name:  Patrick A. Phelan
                                Title: Assistant Vice President

$18,000,000                    THE BANK OF NEW YORK



                              By  David C. Siegel
                                Name:  David C. Siegel
                                Title: Assistant Vice President

$18,000,000                    THE BANK OF NOVA SCOTIA



                              By  Frank F. Sandler
                                Name:  Frank F. Sandler
                                Title: Relationship Manager

$18,000,000                    MELLON BANK, N.A.



                              By  George B. Davis
                                Name: George B. Davis
                                Title: Vice President

$18,000,000                    NATIONSBANK, N.A. (South)



                              By  Andrew M. Airheart
                                Name:  Andrew M. Airheart
                                Title: Senior Vice President

$18,000,000                    PNC-BANK, KENTUCKY, INC.



                              By  James D. Neil
                                Name:  James D. Neil
                                Title:  Vice President

$18,000,000                    SUNTRUST BANK, TAMPA BAY



                              By  Ronald K. Rueve
                                Name:  Ronald K. Rueve
                                Title: Vice President

Total Commitments


$160,000,000.00
===============


                                    EXHIBITS
     EXHIBIT A

                                      NOTE


                                        New York, New York
                                        [             ], 1996


          For value received, [OLIN CORPORATION, a Virginia corporation (prior to the Spinoff described in the Credit Agreement referred to below,] [PRIMEX TECHNOLOGIES, INC., a Virginia corporation (from and after the Spinoff,] the
"Borrower"), promises to pay to the order of [    ] (the "Bank"), for the
account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of Morgan Guaranty Trust Company of New York, 60 Wall Street, New York, New York.

          All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

          This Note is one of the Notes referred to in the Credit Agreement dated as of December 23, 1996 among OLIN CORPORATION, PRIMEX TECHNOLOGIES, INC., the Banks parties thereto and Morgan Guaranty Trust Company of New York, as Agent (as the same may be amended from time to time, the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

          [As provided in Section 10.8 of the Credit Agreement, on the Spinoff Date, all obligations of the Borrower under this Note shall be automatically delegated to and assumed by Primex Technologies, Inc., and Olin Corporation shall be automatically released therefrom.]*/ [FN: To be included only in the Notes executed by Olin.]

                              [OLIN CORPORATION



                              By:
                                Name:
                                Title:]


                              [PRIMEX TECHNOLOGIES, INC.



                              By:
                                Name:
                                Title:]


                         LOANS AND PAYMENTS OF PRINCIPAL
-----------------------------------------------------------------
                Amount      Type      Amount of
                  of         of       Principal     Notation
        Date     Loan       Loan       Repaid       Made By
-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------

-----------------------------------------------------------------
                                   EXHIBIT B


                       Form of Money Market Quote Request

                                                  [Date]


To:     Morgan Guaranty Trust Company of New York (the "Agent")

From:      <NAME OF BORROWER>

          Re:     Credit Agreement (the "Credit Agreement") dated as of
            December 23, 1996 among OLIN CORPORATION, PRIMEX TECHNOLOGIES, INC., the Banks parties thereto and the Agent

          We hereby give notice pursuant to Section 2.3 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:  __________________

Principal Amount/1               Interest Period1/

$

          Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

          Terms used herein have the meanings assigned to them in the Credit Agreement.

                              <NAME OF BORROWER>


                              By________________________
                                Name:
                                Title:

[FN/1: Not less than one month (LIBOR Auction] or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.]

      EXHIBIT C

                   Form of Invitation for Money Market Quotes



To:     [Name of Bank]

Re:     Invitation for Money Market Quotes to [Name of Borrower] (the
       "Borrower")


          Pursuant to Section 2.3 of the Credit Agreement dated as of December 23, 1996 among OLIN CORPORATION, PRIMEX TECHNOLOGIES, INC., the Banks parties thereto and the undersigned, as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):


Date of Borrowing:  [          ]

Principal Amount                  Interest Period


$


          Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

          Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

                              MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK, as Agent


                              By
                                   Authorized Officer


                           Form of Money Market Quote


To:     Morgan Guaranty Trust Company of New York, as Agent

Re:     Money Market Quote to [Name of Borrower] (the "Borrower")

          In response to your invitation on behalf of the Borrower dated [ ], 19[ ], we hereby make the following Money Market Quote on the following terms:

1.   Quoting Bank:  [           ]
2.   Person to contact at Quoting Bank:

     [                                ]
3.   Date of Borrowing: [                    ]*
4. We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:


Principal     Interest     Money Market
Amount**     Period***     [Margin****] [Absolute Rate*****]

$

$

     [Provided, that the aggregate principal amount of Money Market Loans for
     which the above offers may be accepted shall not exceed $[         ].]**

               We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of December 23, 1996 among OLIN CORPORATION, PRIMEX TECHNOLOGIES, INC., the Banks parties thereto and yourselves, as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

                              Very truly yours,

                              [NAME OF BANK]


Dated:                         By:
                                 Authorized Officer

---------------
*     As specified in the related Invitation.

**     Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

***     Not less than one month or not less than 30 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

****     Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether "PLUS" or "MINUS".

***** Specify rate of interest per annum (to the nearest
      1/10,000th of 1%).

     EXHIBIT E


                                   OPINION OF
                            COUNSEL FOR THE BORROWER


     EXHIBIT F
                       ASSIGNMENT AND ASSUMPTION AGREEMENT


          AGREEMENT dated as of [          ], 19[  ] among <NAME OF ASSIGNOR>
(the "Assignor"), <NAME OF ASSIGNEE> (the "Assignee"), <NAME OF BORROWER> (the "Borrower") and MORGAN GUARANTY TRUST COMPANY OF NEW YORK, as Agent (the "Agent").

          WHEREAS, this Assignment and Assumption Agreement (the "Agreement") relates to the Credit Agreement dated as of December 23, 1996 among the Borrower, the Assignor and the other Banks parties thereto, as Banks, and the Agent (the "Credit Agreement");

          WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any
time outstanding not to exceed $[         ];

          WHEREAS, Committed Loans made to the Borrower by the Assignor under
the Credit Agreement in the aggregate principal amount of $[         ] are
outstanding at the date hereof; and

          WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its
Commitment thereunder in an amount equal to $[         ] (the "Assigned
Amount"), together with a corresponding portion of its outstanding Committed Loans, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

          SECTION 1. Definitions. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Credit Agreement.

          SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower and the Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

          SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them. 1/ It is understood that commitment and/or facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party's interest therein and shall promptly pay the same to such other party.

          [SECTION 4. Consent of the Borrower and the Agent. This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section 10.6(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of this consent. Pursuant to Section 10.6(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

          SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the obligations of the Borrower in respect of the Credit Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

          SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

          SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                              <NAME OF ASSIGNOR>


                              By
                                Name:
                                Title:
-------------
FN:1/Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.



                              <NAME OF ASSIGNEE>


                              By
                                Name:
                                Title:


                              <NAME OF BORROWER>


                              By
                                Name:
                                Title:


                              MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK, as Agent


                              By
                                Name:
                                Title: